From the desk of... Highwater Ethanol, LLC CEO Brian Kletscher Highwater Ethanol, LLC October 2023 Volume 1 | Issue 2 Ethanol In This Issue... 1-2 Brian Kletscher 3 Luke Schneider 4-5 Employee Spotlight 6 Dillon Imker & Derek Trapp 7 Tom Streifel What a year we have seen! Our spring started wet and remained decent until late June and then turned dry with sporadic rain showers. August started wet and then turned dry! With all these variables, it appears we may be looking at an average corn yield in our area. After wrapping up a very successful 2022 Fiscal Year, our first three quarters for fiscal year 2023 have been very good! Current demand for renewable fuels remains strong and robust as we head into the Fall and Winter. We are excited about the demand now and into the future. E15 is expected to continue to increase demand in the United States. Do your part by using a higher blend of ethanol! Fifteen years in operation has continued to provide a different opportunity every year! Ethanol, dried distillers grain, modified distillers grain and corn oil demand currently remain strong. We are optimistic that current levels of demand for these products may continue for the next 12 months. We completed the Third Quarter of our 2023 Fiscal Year with net income of $10,784,388 for the nine month period. The Fourth Quarter is off to a promising start. The board will be reviewing and making a determination as to any distribution for the 2023 Fiscal Year in the November/ December timeframe. We will continue to strive to return money to our investors while maintaining the facility that you can be extremely proud to be part of! We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the Third Quarter of our 2023 Fiscal 2023, we produced an average of approximately 3.03 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to several factors. We continue to review enzymes, yeast, and other items to ensure the best efficiencies and we are proud of our team for maintaining this production rate! Our efficiencies in corn oil production have continued to improve with adjustments made in the process to boost our production to over 1.14 pounds per bushel ground. Please see the table below on additional efficiencies in the past five years. Highwater Ethanol continues to monitor the following technologies: Sustainable Aviation Fuel {SAF}, Renewable Diesel, Carbon Capture technologies, Solar electrical production, and others. Weighing each technology, improving efficiencies, and lowering our Carbon Index score in the future will be important for Highwater and the ethanol industry. Utilizing the corn that is produced by our area producers remains very important for the entire Ag industry. For the past nine months, we have been operating at an ethanol production level of approximately 69.5 million gallons per year which is near permitted rates. Our ethanol production rates were similar during our 2022 Fiscal Year. This was accomplished with your current facility with no additional capital expenses. We continue to see demand for ethanol increase domestically by approximately 4% and export demand has remained stable to improved slightly. We believe that the remainder of our 2023 Fiscal Year and our 2024 Fiscal Year will likely continue to be very interesting for renewable ethanol and renewable biofuels, and we will continue to work to obtain additional market share for our products. Highwater continues to review opportunities for diversifying our product lines. We continue to market approximately 3.5% - 5.2% of our production as cellulosic ethanol. We received approval in March 2021 by the California Air Resources Board {CARB}.

Highwater continues to purchase corn from our area producers. The 2023 corn crop quality and bushels is anticipated to be good. Good quality corn certainly helps us maintain our efficiency. Industry Information. E15 and exports should be a continued priority in 2023. Exports are needed to support a very efficient U.S Ethanol industry. As production capacity is available in the U.S., we expect exports and domestic use will continue to be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China and Japan with the on-going trade agreements, as well as continued interest from Vietnam, Philippines, India and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will continue to reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles, and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Biofuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 450 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the federal level. Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.” Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term distributions when appropriate. We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook! If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility. Our management team consists of: Luke Schneider, CFO, Derek Trapp Co-Plant/Production Manager, Dillon Imker Co-Plant/Production Manager, Tom Streifel, Risk/ Commodity, Todd Horning, Maintenance Manager, Lisa Landkammer, EHS Manager and Lillian Hughes, Lab Manager. We have positioned our team to be successful in the ethanol industry. Have a safe fall harvest!! Brian Kletscher, CEO Highwater Ethanol, LLC From the Desk of Highwater Ethanol, LLC CEO Brian Kletscher What a year we have seen! Our spring started wet and remained decent until late June and then turned dry with sporadic rain showers. August started wet and then turned dry! With all these variables, it appears we may be looking at an average corn yield in our area. After wrapping up a very successful 2022 Fiscal Year, our first three quarters for fiscal year 2023 have been very good! Current demand for renewable fuels remains strong and robust as we head into the Fall and Winter. We are excited about the demand now and into the future. E15 is expected to continue to increase demand in the United States. Do your part by using a higher blend of ethanol! Fifteen years in operation has continued to provide a different opportunity every year! Ethanol, dried distillers grain, modified distillers grain and corn oil demand currently remain strong. We are optimistic that current levels of demand for these products may continue for the next 12 months. We completed the Third Quarter of our 2023 Fiscal Year with net income of $10,784,388 for the nine month period. The Fourth Quarter is off to a promising start. The board will be reviewing and making a determination as to any distribution for the 2023 Fiscal Year in the November/December timeframe. We will continue to strive to return money to our investors while maintaining the facility that you can be extremely proud to be part of! We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the Third Quarter of our 2023 Fiscal 2023, we produced an average of approximately 3.03 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to several factors. We continue to review enzymes, yeast, and other items to ensure the best efficiencies and we are proud of our team for maintaining this production rate! Our efficiencies in corn oil production have continued to improve with adjustments made in the process to boost our production to over 1.14 pounds per bushel ground. Please see the table below on additional efficiencies in the past five years. Highwater Ethanol continues to monitor the following technologies: Sustainable Aviation Fuel {SAF}, Renewable Diesel, Carbon Capture technologies, Solar electrical production, and others. Weighing each tec nology, improving efficiencies, and lowering our Carb n I d x score in the future will be important for Highwater and the ethanol industry. Utilizing the corn that is produced by our area producers remains very im ortant for the entire Ag industry. For the past nine months, we have been operating at an ethanol production level of approximately 69.5 million gallons per year which is near permitted rates. Our ethanol production rates were similar during our 2022 Fiscal Year. This was accomplished with your current facility with no additional capital expenses. We continu to see demand for ethanol increase domestically by approximately 4% and export demand has remained stable to improved slightly. We believe that the remainder of our 2023 Fiscal Year and our Corn Corn Ethanol Tons DDGs Tons Modified Corn oil #/Bu Nat Gas Corn Ethan Delivered Grind Production Yield Prodtn Prodtn Yield Prod # Yield BTU used BTU G Cost Price Days Operation 2018 20,141,772 20,172,329 58,943,177 2.922 115,824 56,286 14.5 14165775 0.702 1,451,037 24.6 $3.34 $1.22 355.9 2019 20,661,721 20,466,769 61,016,575 2.981 111,445 57,992 14.0 13404063 0.655 1,422,233 23.3 $3.63 $1.28 357.6 2020 20,885,834 20,311,948 61,703,648 3.038 106,951 55,022 13.5 16351210 0.805 1,382,471 22.4 $3.46 $1.14 357.4 2021 20,771,927 21,402,421 65,173,538 3.045 110,540 59,199 13.3 21129492 0.987 1,475,446 22.6 $5.69 $2.22 356.4 2022 23,100,760 23,478,900 70,840,024 3.017 112,182 90,330 13.7 22487978 0.958 1,570,605 22.2 $7.05 $2.32 359.1 43,773,288 0.672 45,062,919 0.636 43,024,973 0.730 42,627,817 0.699 41,751,752 0.677 KW used KW/Ga Commented [HML1]: During the 2023 Fiscal Year? 2

The Financial Insights

Luke Schneider



We are in the midst of our 4th Qtr and another fiscal year will soon be behind us. Our 3rd Quarter, Form 10-Q, report was recently filed on September 13th. Our Net Income for the nine month period was approximately $10.8 million and our Net Income for the three month period was approximately $6.7 million. Highwater received a second award from the USDA Biofuel Producer Program of approximately $508,000 during the 3rd Qtr. We also were awarded approximately $181,000 from the Minnesota Bioincentive Program during this fiscal year.

Crush margins remain positive and our new crop corn bushels will soon be on their way. We have already finished our scheduled fall maintenance shutdown and now look forward to a strong finish to our fiscal year.

Please find below the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Sincerely,
Luke Schneider
CFO

Statement of Operations

	Three Months Ended July 31, 2023 (Unaudited)	Nine Months Ended July 31, 2023 (Unaudited)
Revenues	$ 52,627,682	$ 150,201,226
Cost of Goods Sold	45,669,225	137,226,195
Gross Profit	6,958,457	12,975,031
Operating Expenses	909,475	3,193,120
Operating Profit	6,048,982	9,781,911
Other Income (Expense)	655,601	1,002,477
Net Income	$ 6,704,583	$ 10,784,388
Weighted Average Units Outstanding	4,755	4,758
Net Income Per Unit	$ 1,410.01	$ 2,266.58

3

Highwater Ethanol, LLC Employees are Committed to working for you: Highwater Ethanol, LLC recently finished its 2023 Fall maintenance shutdown which was scheduled for August 21 – August 24, 2023. All things heading into this shutdown made it look as though it would be a normal shutdown, however the weather was going to make it anything but normal. As you may remember, this was the week that temperatures were 95 – 100 degrees with high humidity. The commitment by Highwater Ethanol employees and the vendors we had on site was astonishing! We had many items to accomplish during this time. Employees and vendors made it through the heat safely and were able to complete everything on our maintenance shutdown list. It is normal for Highwater to provide food and drinks for everyone during this shutdown. However, what is not normal was the 130 cases of water that we went through during this time. Staying safe and hydrated was a top priority for everyone. A special thank you to our vendors and Highwater Ethanol employees for everything you did to make our fall maintenance shutdown a success! It reminded me that we have a great team at Highwater Ethanol, and we are connected with some of the best vendors in the business. As I stated in the last newsletter, working at Highwater Ethanol is more than a job. For the majority of our team, they take ownership of their positions and use their experience to make it possible to meet the daily challenges of their job! We are proud of our employees and happy they have chosen Highwater Ethanol Highwater Ethanol started our addition to our Lab area, which will also include additional office space for our Management team. Progress has been steady, and we are hopeful that we can meet our timeline of utilizing this space by November 2023. 4

Election of Governors At the Company’s 2023 Annual Meeting, the terms of the Company’s Group I Governors concluded and the Company’s Members elected three incumbent Group I Governors David Eis, David Moldan and Gerald Forsythe to serve an additional three year terms. At the 2024 Annual Meeting, the Members of the Company will elect three Governors for the expiring terms of the Group II Governors. The Governors elected at the 2024 Annual Meeting will serve a three-year term, expiring at the Company’s 2027 Annual Meeting. The three Group II Governors are currently – Mark Pankonin, George Goblish and Luke Spalj. Nominations Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee’s charter, the Nominating Committee’s role is to recommend candidates for election to the Company’s Board of Governors. The Nominating Committee meets in December and/or January to identify and recommend candidates to the full Board of Governors at the January Board meeting. The charter sets forth the process for the Nominating Committee to use in recommending nominees. The Nominating Committee may solicit names of candidates for their consideration from Members. As mentioned above, Members may also nominate persons to be elected Governors of the Company by following the procedures explained in Section 5.3(b) of the Third Amended and Restated Operating Agreement. Section 5.3(b) requires that written notice of a Member’s intent to nominate an individual for governor must be given not less than 120 calendar days before the anniversary date of the release of the Company’s proxy materials to Members in connection with the previous year’s annual meeting. However, if the date of the current year’s meeting is changed by more than 30 days form the anniversary date of the previous year’s meeting, then the deadline is a reasonable time, as determined by the Board of Governors, before the Company releases its proxy materials for the annual meeting of the Company. Therefore, if the 2024 Annual Meeting is held on March 7, 2024, Governor nominations must be submitted by Members by September 28, 2023. Each notice submitted by a Member must include the following: 1) the name and address of record of the Member who intends to make the nomination; 2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; 3) the name, age, business and residence addresses, and principal occupation or employment of each nominee; 4) a description of all arrangements or understandings between the Member and each nominee; 5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and 6) the consent of each nominee to serve as a Governor of the Company if so elected. 5

Fall is right around the corner! The corn is maturing fast, and the cooler weather has arrived. We are looking forward to another prominent crop brought to Highwater. With a dry growing season, we are hoping that the wet spring and a few showers were enough to help maximize yields. The plant has continued to run well throughout the summer. With very little down time and profitable margins we continue to produce close to our permit of 70.2 million gallons of denatured ethanol. Earlier this year we started looking for a new Yeast to replace our current supply. Through multiple trials we landed on a yeast that has maintained our yield of 3.03 denatured gallons of Ethanol per bushel of corn and helped control our costs. With the hot temperatures the summer presented the team at Highwater did a good job keeping everything at the desired temperatures. Corn oil continues to be a profitable co-product with prices fluctuating around $0.60 - $.70 per pound. Over the summer we made some changes to the chemistry we use and have been able to increase our corn oil yield. The chemistry is used to help bond the corn oil together and in return extract more oil. You may recall last year at this time our yield was at .94 pounds per bushel of corn. For 2023 we have increased our yield to 1.05 pounds per bushel and as of the last couple months we have been as high as 1.15 pounds of corn oil per bushel of corn. On August 21st we took the plant down for our scheduled fall Maintenance shutdown. This was a hot week for our team and the 100 contractors that we had onsite. With 2 days reaching 100 degrees there was a lot asked of everyone, but we came out of the shutdown completing everything on our list. We started the plant up on August 24th. It was a safe and productive shutdown! We started working on our Lab expansion project earlier this year. Progress has been steady, and we look forward to this project finishing later this year. This expansion will give us the necessary room needed for current equipment and other equipment needed in the future. As we continue to work through 2023, we look forward to the opportunities this year brings. Dillon Imker & Derek Trapp Co-Plant Managers Dillon Imker & Derek Trapp 6

The characteristics of the land in Southwest Minnesota continue to impress me. There were basically two rain events for the year: 7 – 10 inches in mid-May and again approximately 3 inches of precip the first week of August. Not much in that interim or since then, however the region will likely still produce a respectable crop. Yields will vary greatly, but overall sufficient production is forecasted to satisfy the area’s demand base. The USDA released the September crop report on Sept 12. They peg MN acres at 8.6 million, up 600K from last year. The state yield was estimated at 180 BPA vs 195 BPA last year. Trend yield for MN is predicted to be near 193 BPA. With the higher acres, production is expected to come in close to last year, which would be sufficient to satisfy the regional demand. The US yield was pegged at 173.8 BPA or only a half bushel per acre above last year. Trend yield for the U.S. would be near 181 BPA. Producers who were reluctant to sell this summer were looking at the yield and thinking the stress would support prices. They were blindsided by the fact the USDA raised planted area by 2.0 million acres in the June 30 report and another 800K increase in the Sept 12 report. The extra 2.8 M acres added about 450 million bushels to the supply, which took the ending stocks projection to a lofty 2.221 billion bushels. This is the same carryout figure as we had in the 2018-19 marketing year. Cash corn prices dwelled in the $3.50-3.80 area from harvest until the following spring. With inflation and other global issues in play, most expect prices to hold above those levels. But, with the demand base for ethanol having matured and US cattle herd down about 4%, it leaves the task of chewing through this surplus up to exports. For exports to improve enough to alter the outlook, either the US or Brazil need to have a subpar crop. Current cash prices fell below the $5.00 level for the first time in three years and possibly we will remain there for a protracted period of time. Highwater grind margins are currently respectable, with the co-products of corn oil and distillers grains supporting the cause. Higher soymeal prices are supporting DDGs while the push for renewable diesel is supporting corn oil. Ethanol prices tend to track with corn, so rather indifferent to our margins whether corn is $4 or $8. Obviously less capital outlay and less market risk with cheaper corn. Overall, margins are good and the forward outlook is positive, so we are optimistic that HWE and its shareholders are on course for another good year. Commodity Manager Tom Streifel Wishing you a Safe Harvest from Highwater Ethanol 7

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements. Highwater Ethanol, LLC 24500 US Highway 14 Lamberton, Minnesota 56152 info@highwaterethanol.com www.highwaterethanol.com 507.752.6160 PRST STD U.S. POSTAGE PAID MN MAIL